EXHIBIT 11
                             OXFORD INDUSTRIES, INC.
                  STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
              QUARTERS ENDED SEPTEMBER 1, 1995 AND SEPTEMBER 2, 1994
                                   (UNAUDITED)

                                                 Quarter Ended
                                       -----------------------------------
                                       September 1, 1995  September 2, 1994
                                       -----------------   ---------------
Net earnings                                  $278,000          $4,856,000

Average Number of Shares
     Outstanding

     Primary                                 8,795,999           8,838,142
     Fully diluted                           8,795,999           8,838,142
     As reported                             8,700,450           8,645,562

Net Earnings per Common Share

     Primary                                     $0.03               $0.55
     Fully diluted                               $0.03               $0.55
     As reported*                                $0.03               $0.56


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* Common stock equivalents (which arise solely from
              outstanding stock options) are not materially dilutive and, accordingly, have not been considered in the computation of reported net earnings per common share.